Exhibit (12)

[FORM OF OPINION OF BINGHAM MCCUTCHEN LLP]

                     , 2008

Heritage Income Trust

880 Carillon Parkway

St. Petersburg, Florida 33716

Legg Mason Partners Income Trust

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization, dated as of                      , 2008, by and among Legg Mason Partners Income Trust (the “Acquiring Trust”), a Maryland business trust, on behalf of Legg Mason Partners High Income Fund, a series thereof (the “Acquiring Fund”), Heritage Income Trust (the “Target Trust”), a Massachusetts business trust, on behalf of High Yield Bond Fund, a series thereof (the “Target Fund”), Legg Mason Partners Fund Advisor, LLC, and Heritage Asset Management, Inc. (the “Agreement”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of all of the assets of the Target Fund by the Acquiring Fund in exchange for (a) the assumption by the Acquiring Fund of the liabilities of the Target Fund and (b) the issuance and delivery by the Acquiring Fund to the Target Fund, for distribution, in accordance with Section 1.6 of the Agreement, pro rata within each class of Target Fund Shares, to the Target Fund Shareholders in exchange for their Target Fund Shares and in complete liquidation of the Target Fund, of a number of Acquiring Fund Shares of the corresponding class having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of the Target Fund so transferred to the Acquiring Fund (the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Proxy Statement/Prospectus on Form N-14 filed with the Securities and Exchange Commission on or about                      , 2008, with respect to the Transaction, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

Heritage Income Trust

Legg Mason Partners Income Trust

                     , 2008

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents, and in certificates of the Target Trust and the Acquiring Trust dated as of the date hereof and attached hereto (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code as presently in effect (the “Code”) and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund’s Stated Liabilities.

3.	The basis in the hands of the Acquiring Fund of each Asset will be the same as the basis of that Asset in the hands of the Target Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the transfer.

4.	The holding period of each Asset in the hands of the Acquiring Fund will include the period during which that Asset was held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to that Asset).

5.	No gain or loss will be recognized by the Target Fund upon the transfer of the Assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund’s Stated Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code and (B) any other

Heritage Income Trust

Legg Mason Partners Income Trust

                     , 2008

gain or loss that may be required to be recognized as a result of the closing of the Target Fund’s taxable year.

6.	No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares solely for the Acquiring Fund Shares as part of the Reorganization.

7.	The aggregate basis of the Acquiring Fund Shares that each Target Fund Shareholder receives in connection with the transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor.

8.	A Target Fund Shareholder’s holding period for his or her Acquiring Fund Shares will include the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held the Target Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

[signature to come]

BINGHAM MCCUTCHEN LLP